Exhibit 2.1

FIRST AMENDMENT TO

THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2014 (the “First Amendment”), is by and among (i) Oconee Federal, MHC, a federally chartered mutual holding company (“Oconee MHC”), Oconee Federal Financial Corp., a federally chartered subsidiary savings and loan holding company corporation (“OFED”), and Oconee Federal Savings and Loan Association, a federally chartered stock savings association (“Oconee Federal”), and (ii) Stephens Federal Bank, a federally chartered mutual savings association (“Stephens Federal”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Oconee Parties and Stephens Federal are parties to that certain Agreement and Plan of Merger, dated as of February 26, 2014 (the “Agreement”); and

WHEREAS, the Oconee Parties and Stephens Federal desire to amend the terms and conditions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Section 1.01 of the Merger Agreement is hereby amended as follows:

(a)                                 The following definitions are hereby deleted in their entirety: “First Merger,” “First Merger Effective Time,” “Oconee Interim,” “Mergers,” “Second Merger” and “Second Merger Effective Time.”

(b)                                 The following definitions are hereby added:

“Continuing Member” means any holder of a deposit account at, or borrower member of, Stephens Federal as of the Effective Time, to the extent and for so long as such depositor or borrower member or such depositor or borrower member’s account satisfies the conditions of Section 2.01(a)(ii) of this Agreement.

“Effective Time” means the date and time upon which the articles of combination with respect to the Merger are filed with the OCC, or the date and time of the Merger specified in the final unconditional approval of the Merger issued by the OCC, whichever is later.

“Eligible Account” means any deposit or borrowing account held by an Oconee Federal Continuing Member that, as of the Effective Time, satisfies, or causes the holder thereof to satisfy, the conditions of Section 2.01(a)(ii) of this Agreement.

“Liquidation Account” has the meaning set forth in Section 2.01(d)(i) of this Agreement.

“Merger” means the merger of Stephens Federal with and into Oconee Federal, with Oconee Federal as the resulting institution.

(c)                                  The definition of “Oconee Parties” is hereby deleted in its entirety and replaced with the following:

“Oconee Parties” means, collectively, Oconee MHC, OFED and Oconee Federal.

(d)                                 The definition of “OFED Stock Issuance” is hereby deleted in its entirety and replaced with the following:

“OFED Stock Issuance” means the issuance of common stock by OFED to Oconee MHC pursuant to Section 2.01(c)(ii) of this Agreement.

(e)                                  The definition of “Stephens Federal Shares” and replaced with the following:

“Stephens Federal Shares” has the meaning ascribed to such term in Section 2.01(c)(iii) of this Agreement.

2.                                      The Table of Contents page of the Merger Agreement is hereby amended by deleting the list of Exhibits in its entirety and replacing it with the following:

Exhibit A                                                                                             Home and Branch Offices of Resulting Institution Following the Merger

Exhibit B                                                                                             Directors of Resulting Institution Following the Merger

Exhibit C                                                                                             Form of Release Agreement

3.                                      Section 2.01 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.01  The Merger.

At the Effective Time, Stephens Federal shall merge with and into Oconee Federal with Oconee Federal as the resulting institution, and the separate existence of Stephens Federal shall cease.

(a)                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and applicable provisions of law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein:

(i)                                     The business of the resulting institution shall be that of a federal stock savings and loan association as provided in its charter.  All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Stephens Federal shall be automatically transferred to and vested in Oconee Federal, as the resulting institution, by virtue of the Merger without any deed or other document of transfer.  Oconee Federal, as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Stephens Federal.  Oconee Federal, as the resulting institution, shall be responsible for all of the liabilities, restrictions and duties of every kind and description of Stephens Federal, immediately prior to the Merger, including liabilities for all debts, obligations and contracts of Stephens Federal, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of Stephens Federal.  All rights of creditors and other obligees and all liens on property of Stephens Federal shall be preserved and shall not be released or impaired.

(ii)                                  All deposit accounts established at Stephens Federal prior to the Effective Time shall confer on the depositor the same rights and privileges in Oconee Federal as if such deposit account had been established at Oconee Federal on the date on which such account was established at Stephens Federal, including, without limitation, for purposes of establishing subscription priority in any future conversion of Oconee MHC to stock form.  Each borrower member of Stephens Federal shall remain a borrower member of Oconee Federal only (i) to the extent that the borrower opened its current borrowing account prior to 1991, in accordance with the Articles of incorporation of Oconee Federal, and (ii) for as long as such borrowing remains outstanding.

(iii)                               The name of the resulting institution shall be Oconee Federal Savings and Loan Association.

(iv)                              The home office of Oconee Federal shall be the home office of the resulting institution, and the branch offices of Oconee Federal and Stephens Federal shall be the branch offices of the resulting institution, as set forth on Exhibit A hereto.  The home office and branch offices of Stephens Federal shall continue to be operated, at the same locations, as branch offices of Oconee Federal.  Oconee Federal may elect to operate the home and branch offices of Stephens Federal under the name “Stephens Federal” after the Effective Time, subject to applicable law and the approval of the Regulatory Authorities.

(v)                                 The charter and bylaws of Oconee Federal, as in effect immediately prior to the Effective Time, shall be the charter and bylaws of the resulting institution until thereafter amended as provided by law.

(vi)                              The directors of Oconee Federal immediately prior to the Merger shall be the directors of the resulting institution, as set forth on Exhibit B hereto.

(b)                                 Regulatory Approval.  The Merger shall not be effective unless and until the parties have received the approval or non-objection of all applicable Regulatory Authorities, including without limitation the OCC, the FDIC and the FRB.

(c)                                  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Stephens Federal, Oconee Federal, or the holders of the following securities:

(i)                                     subject to Section 2.01(c)(ii) hereof, at and after the Effective Time, each share of OFED Common Stock and each share of common stock of Oconee Federal issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of OFED or Oconee Federal, as applicable, and shall not be affected by the Merger;

(ii)                                  at the Effective Time, OFED shall issue to Oconee MHC a number of shares of OFED Common Stock equal to the quotient of (i) the Valuation, divided by (ii) the average of the closing sales price of a share of OFED Common Stock, as reported on the Nasdaq stock market, for the twenty (20) consecutive trading days ending on the second trading day preceding the Effective Time; and

(iii)                               at the Effective Time, each share of the common stock of Stephens Federal issued pursuant to the Supervisory Conversion and outstanding immediately prior to the Effective Time (the “Stephens Federal Shares”) shall cease to be outstanding and shall immediately be canceled and retired and cease to exist.

(d)                                 Liquidation Account.

(i)                                     At the Effective Time, Oconee Federal will, in exchange for the Stephens Federal Shares, establish a liquidation account (the “Liquidation Account”) in an amount equal to the total equity of Stephens Federal as set forth in the most recent Stephens Federal Regulatory Report. Following the Effective Time, the Liquidation Account will be maintained by Oconee Federal for the benefit of the Continuing Members who continue to maintain their Eligible Accounts at Oconee Federal.  Each Continuing Member shall, with respect to his Eligible Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Eligible Account balance at the Effective Time, or to such balance as it may be subsequently reduced, as hereinafter provided.

(ii)                                  In the unlikely event of a complete liquidation of Oconee Federal (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their deposit accounts) each Continuing Member shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his or her Eligible Account then held, before any liquidation distribution may be made to any holders of Oconee Federal’s capital stock.  No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which Oconee Federal is not the surviving institution, shall be deemed to be a complete liquidation for this purpose.  In such transactions, the Liquidation Account shall be assumed by the surviving institution.

(iii)                               The initial subaccount balance for an Eligible Account held by a Continuing Member shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Eligible Accounts of such Continuing Member and the denominator of which is the total amount of all Eligible Accounts held by all Continuing Members as of the Effective Time.  Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

(iv)                              If, at the close of business on any annual closing date, commencing on or after the Effective Time, the balance in the Eligible Account of a Continuing Member is less than the lesser of (i) the balance in the Eligible Account at the close of business on any other annual closing date subsequent to the Effective Time, or (ii) the amount of the Eligible Account as of the Effective Time, the subaccount balance for such Eligible Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance.  In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Eligible Account.  If any such Eligible Account is closed, the related subaccount shall be reduced to zero.

4.                                      Section 2.02 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

This Section 2.02 is intentionally omitted.

5.                                      Section 2.03 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.03  Appraisal of Stephens Federal.

To reflect the value of Stephens Federal that is transferred to Oconee Federal in the Merger, a valuation of Stephens Federal will be performed by an independent valuation expert selected by Stephens Federal (the “Valuation”).  Such independent valuation expert shall, as of a date no earlier than 20 days and no later than 10 days prior to the First Merger Effective Time, provide to Stephens Federal and OFED a letter (the “Valuation Confirmation Letter”) confirming that the Valuation remains in effect and that, to the knowledge of such independent valuation expert, no material event has occurred that would cause such independent valuation expert to conclude that the Valuation should be adjusted.

6.                                      Section 2.04 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.04  Modification of Structure.

Notwithstanding any provision of this Agreement to the contrary, OFED may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the transactions described in Section 2.01 hereof, and the parties shall enter into such alternative transactions or take actions deemed necessary as OFED may determine to effect the purposes of this Agreement; provided, that such revised structure or actions shall not (i) adversely affect the rights of the depositors or borrower members of Stephens Federal; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time beyond February 26, 2015; or (iii) change the benefits or other arrangements provided to or on behalf of Stephens Federal’s directors, officers or employees in this Agreement.  This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

7.                                      Section 2.05 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

This Section 2.05 is intentionally omitted.

8.                                      Section 6.08(c) of the Merger Agreement is hereby amended to delete the reference to “Exhibit E” and replace same with a reference to “Exhibit C”.

9.                                      All references to “Oconee Interim” in the Merger Agreement are hereby deleted.

10.                               All references to “the First Merger”, “the Second Merger” and “the Mergers” are hereby deleted and replaced with the words “the Merger.”  All references to the “the First Merger Effective Time,” “the First Merger Effective Date,” “the Second Merger Effective Date” and “the Second Merger Effective Time” are hereby deleted and replaced with the words “the Effective Time.”

11.                               Exhibit A and Exhibit B are hereby deleted in their entirety, and Exhibit C, Exhibit D and Exhibit E are hereby renumbered as Exhibit A, Exhibit B and Exhibit C, respectively.

12.                               This First Amendment may be executed, by facsimile or otherwise, in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

13.                               This First Amendment shall be construed in connection with and as part of the Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Agreement are hereby ratified and shall be and remain in full force and effect.

14.                               Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Agreement and without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

[signatures follow]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized officers as of the day and year first above written.

OCONEE FEDERAL, MHC

By:	/s/ T. Rhett Evatt
T. Rhett Evatt
Chief Executive Officer and Chairman of the Board

OCONEE FEDERAL FINANCIAL CORP.

By:	/s/ T. Rhett Evatt
T. Rhett Evatt
Chief Executive Officer and Chairman of the Board

OCONEE FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ T. Rhett Evatt
T. Rhett Evatt
Chief Executive Officer and Chairman of the Board

STEPHENS FEDERAL BANK

By:	/s/ Timothy J. Ash
Timothy J. Ash
President and Chief Executive Officer

[Signature Page to First Amendment to the Agreement and Plan of Merger]